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                                                                      EXHIBIT 15

                     [HEALTHDYNE TECHNOLOGIES LETTERHEAD]


                                        January 8, 1997

A. Malachi Mixon, III
Chairman and CEO
Invacare Corporation
899 Cleveland Street
P.O. Box 4028
Elyria, OH  44036-2125

Dear Mr. Mixon:

        Thank you for your letter dated January 2, 1997. I am forwarding your letter together with enclosures to our Board of Directors for review. The Board of Directors some time ago established procedures for reviewing inquiries of this sort. The Board will review your letter at its next regularly-scheduled Board Meeting in February, and you can expect the Company's response thereafter.

        Thank you for the kind statements in your letter concerning the Company's reputation for the quality of our products and service.

                                        Sincerely,



                                        /s/ Craig B. Reynolds
                                        Craig B. Reynolds
                                        President and Chief Executive Officer

CBR:LRJ